Exhibit 99.1

Calavo Growers, Inc.

Lee Cole, Calavo Growers, Inc.
805-525-1245
or
Jerry Freisleben, Foley/Freisleben LLC
213-955-0020

CALAVO GROWERS, INC. ANNOUNCES FISCAL 2005
SECOND QUARTER AND FIRST HALF RESULTS

Quarterly Highlights Include:

•	International Avocado Segment Sales Rise By $3.5 million

•	Maui Fresh Registers Solid Contribution to International Segment Results

•	Ultra-High-Pressure Guacamole Accounts for More Than 20 Percent of Total Processed Product Sales

•	Company Completes Corporate Relocation to Santa Paula, Calif.

SANTA PAULA, Calif. (June 6, 2005)—Calavo Growers, Inc. (Nasdaq-NMS: CVGW), the global leader in packing and marketing fresh and processed avocados and other perishable food products, today reported that net income for the fiscal 2005 second quarter totaled $2.5 million, equal to $0.18 per diluted share, which compares with $2.3 million, or $0.17 per diluted share, in the comparable period one year earlier. Results in the most-recent quarter include a one-time pre-tax gain approximating $1.7 million from the sale of the company’s former corporate headquarters in Santa Ana, Calif.

     For the three months ended April 30, 2005, Calavo posted revenues of $60.2 million versus $76.4 million in the year-earlier second quarter, primarily owing to sharply lower sales in its California avocado business segment due, in part, to the timing of the domestic harvest by Calavo’s growers. Earlier, Calavo had issued guidance that its California growers moderate their harvesting as a result of the over-supply of avocados in the marketplace by competing packers that served to adversely impact pricing. A cyclically smaller current-year domestic crop, persistent heavy rains in California, the initial uncertainty over the effect/impact of the year-round introduction of Mexican avocados in the U.S. marketplace, and the lower per-pound pricing also were factors in the quarterly drop in revenue.

     Lee E. Cole, the company’s chairman, president and chief executive officer, stated: “Calavo advised its growers to moderate how they pick their fruit, recognizing that too many pounds of avocados were flooding into the market, even as the size of the crop cyclically contracted from last year. As a result, we now are seeing increased volume into our two California packinghouses and expect to realize strong quarter-to-quarter advances in both pounds and pricing during the third period, as well as increased domestic market share and returns to growers.”

     Cole continued, saying: “That despite challenging industry conditions, it is gratifying that Calavo nonetheless successfully generated more than $2 million in quarterly operating profit from its three business units.”

     The company posted net income of $920,000, or $0.07 per diluted share, on sales of $107.9 million for the six months ended April 30, 2005. This compares with profit of $2.0 million, or $0.15 per diluted share, on sales of $125.5 million in last year’s first half.

     Cole stated that the difference in the company’s bottom line year over year can be traced substantially to the before-tax effect of approximately $1.7 million in unique items incurred in fiscal 2005—and accounted for in cost of sales and sales, general and administrative (SG&A) expenses—relating to, among other items, substantial expenditure for implementing the procedures and financial controls required under Section 404 of the Sarbanes-Oxley Act (SOX). Of nearly $1 million in unusual SG&A items incurred year to date, more than $560,000 result from SOX implementation alone, while other exceptional costs incurred include sharply higher professional fees (approximately $160,000) related to special assignments, and the recent relocation of the company’s headquarters to Santa Paula (nearly $120,000), among other items.

     “Our company remains steadfastly committed to the highest levels of corporate governance and reporting,” said Cole, “but the standards and practices as currently legislated by SOX come at substantial expense to Calavo and its shareholders.

     “We are confident that these costs will normalize over time as certain Section 404 procedures become routine, but in the short term, the company expects to continue incurring substantial SOX-related expense.”

     “Unique expenses aside, the company maintains its focused commitment to a rigorous cost discipline and keeping a firm rein on operating expenses,” Cole added.

California Avocados

     Second quarter sales in the California Avocado segment fell to $24.5 million from $44.1 million in the corresponding period last year. As stated above, a confluence of factors, most notably the company’s recommendation to growers to moderate their harvest—but also a cyclically smaller crop, lower per-pound pricing, unusually wet weather, the initial uncertainty over the effect/impact of the year-round introduction of Mexican avocados in the U.S. marketplace, and a larger volume of fruit from regions where Calavo enjoys less market share—contributed to the fall-off in segment sales. As a result, the company’s share of the California market in the second quarter declined to 27 percent, which is expected to rise markedly to historic levels in the current period as packing volumes increase.

International Avocados and Perishable Products

     International Avocado sales surged to more than $29.0 million in the second period, a gain of nearly $3.5 million from $25.6 million in the like quarter one year ago. U.S.D.A. import limits on Mexican avocados were formally lifted on Feb. 1, 2005, and the company acted on the opening of the market by importing 641,000 cases of fruit in the most recent period versus 472,000 in last year’s second quarter. Carton pricing declined slightly year-to-year. The company disclosed that its wholly owned subsidiary Maui Fresh unit enjoyed “strong second quarter results which made a solid contribution to operating profit.”

Processed Products

     Sales of $6.6 million in the Processed Product segment during the second period are substantially unchanged from the corresponding fiscal 2004 quarter. The company continues to experience increasing acceptance and demand for its ultra-high-pressure guacamole, which accounted for 22 percent of segment sales in the second quarter, up from 15 percent last year. The company disclosed that, during the second quarter, the Albertson’s and Ralph’s supermarket chains signed on to stock the ultra-high-pressure product. As previously disclosed, the company’s restructuring of its processed products business was completed in the fiscal 2005 first quarter, while operations at Calavo’s Uruapan, Michoacan, Mexico facility continue to be improved and focus is turned to business-development initiatives.

Summary and Third Quarter Outlook

     Cole stated: “Moving forward, we anticipate substantial recovery in California Avocado segment sales and market share as volume continues to build at our domestic packinghouses, making allowance for the cyclically smaller 2005 crop size and lower per-pound prices from one year ago. During the second period, we demonstrated an ability to offset, at least in part, the smaller California crop through our market leadership in the import of Mexican avocados which gained velocity with the removal of import restrictions. We will continue to focus on the strategic advantage afforded by our Mexican-market leadership to meet domestic and international demand.

     “I have stressed repeatedly—and it merits saying again—that our management team does not run the company for quarter-to-quarter results. Instead, we are committed to a focused, long-term strategic agenda that will result over time in greater profitability, shareholder value and a larger, more diversified Calavo. Even as we face challenges—SOX, volume issues, unseasonable weather and the effect of imports, among them—we remain fully confident we’re on the right path. We anticipate that the effects of this agenda will continue to evidence themselves in a strengthened operating performance and we expect to complete another successful year,” the Calavo CEO concluded.

About Calavo

     Calavo Growers, Inc. is a worldwide leader in the procurement and marketing of fresh avocados and other perishable foods, as well as the manufacturing and distribution of processed avocado products. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados, and other perishable foods allows the company to deliver a wide array of fresh and processed food products to food distributors, produce wholesalers, supermarkets, and restaurants on a global basis.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Report on Form 10-K for the year ended October 31, 2004. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(All amounts in thousands, except per share amounts)

	April 30,	October 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,058	$636
Accounts receivable, net of allowances of $1,612 (2005) and $1,087 (2004)	26,125	21,131
Inventories, net	13,167	11,375
Prepaid expenses and other current assets	4,683	4,598
Loans to growers	152	209
Advances to suppliers	160	2,413
Income tax receivable	214	803
Deferred income taxes	1,775	1,775

Total current assets	47,334	42,940
Property, plant, and equipment, net	16,868	17,427
Building held for sale	—	1,658
Goodwill	3,591	3,591
Other assets	1,482	1,782

	$69,275	$67,398

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$10,070	$5,789
Trade accounts payable	2,237	2,490
Accrued expenses	10,287	8,234
Short-term borrowings	710	2,000
Dividend payable	—	4,052
Current portion of long-term obligations	19	22

Total current liabilities	23,323	22,587
Long-term liabilities:
Long-term obligations, less current portion	18	34
Deferred income taxes	840	840

Total long-term liabilities	858	874
Commitments and contingencies
Total shareholders’ equity	45,094	43,937

	$69,275	$67,398

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(All amounts in thousands, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2005	2004	2005	2004
Net sales	$60,206	$76,421	$107,877	$125,464
Cost of sales	53,851	68,668	99,570	114,627

Gross margin	6,355	7,753	8,307	10,837
Selling, general and administrative	4,307	3,969	8,820	7,656

Operating income (loss)	2,048	3,784	(513)	3,181
Other income, net	1,909	106	1,991	220

Income before provision for income taxes	3,957	3,890	1,478	3,401
Provision for income taxes	1,490	1,556	558	1,361

Net income	$2,467	$2,334	$920	$2,040

Net income per share:
Basic	$0.18	$0.17	$0.07	$0.15

Diluted	$0.18	$0.17	$0.07	$0.15

Number of shares used in per share computation:
Basic	13,507	13,507	13,507	13,488

Diluted	13,580	13,589	13,581	13,571